UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report  (Date of earliest event reported):  March 30, 2009

Angiotech Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	000-30334 (Commission File Number)	98-0226269 (IRS Employer Identification No.)

1618 Station Street

Vancouver, BC, Canada V6A 1B6

(Address of principal executive offices)

(604) 221-7676

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 30, 2009, Angiotech Pharmaceuticals (US), Inc. and Angiodevice International GmbH, subsidiaries of Angiotech Pharmaceuticals, Inc. (“Angiotech”), entered into an Amended and Restated Distribution and License Agreement (the “Agreement”) with Baxter Healthcare Corporation and Baxter Healthcare, S.A. (collectively, “Baxter”).  As consideration for the Agreement, Angiotech received an aggregate of $25 million in cash.

Angiotech, certain of Angiotech’s subsidiaries and Baxter initially entered into a Distribution and License Agreement and Manufacturing and Supply Agreement in 2003 relating to certain intellectual property for Angiotech’s CoSeal® surgical sealant.  The Distribution and License Agreement entitled Baxter to market and sell CoSeal worldwide (excluding Japan), from which Angiotech has derived royalty revenue from Baxter.  The Distribution and License Agreement also gave Baxter an option for distribution rights in Japan.  The Manufacturing and Supply Agreement gave Baxter the right to manufacture CoSeal for its sales.

As of a result of this transaction, Baxter has obtained worldwide rights to CoSeal and certain additional fields of use for CoSeal, as well as expanded worldwide rights to CoSeal derivatives in these fields of use.  Baxter will owe no further royalty or milestone obligations to Angiotech or its subsidiaries relating to the existing formulation of CoSeal or any future products under the terms of the Agreement.  In addition, the Manufacturing and Supply Agreement was terminated and the right to manufacture CoSeal and any future products was incorporated into the Agreement.

ITEM 8.01.

OTHER EVENTS.

On March 31, 2009, Angiotech issued a press release, a copy of which is attached hereto as Exhibit 99.1 and which is incorporated herein by reference.

ITEM 9.01.

FINANCIAL STATEMENTS AND EXHIBITS.

(d)   Exhibits

Exhibit Number	Description

99.1	Press Release of Angiotech Pharmaceuticals, Inc. dated March 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Angiotech Pharmaceuticals, Inc. (Registrant)

Date: April 3, 2009	By:	/s/ David D. McMasters
David D. McMasters Sr. Vice President, Legal and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release of Angiotech Pharmaceuticals, Inc. dated March 31, 2009.